Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-88190, 333-88158, 333-88154, 333-88160, 333-87764, 333-67432, 333-61928, 333-66457 and 333-66455) and Form S-3 (Nos. 333-88320, 333-87194, 333-82562, 333-70122, 333-68062, 333-68060, 333-56642 and 333-42620) of Brooks-PRI Automation Inc. of our report dated March 3, 2000, except for Note 4 as to which the date is March 31, 2000, with respect to the financial statements of Irvine Optical Company, LLC for the years ended December 31, 1999 and 1998 included in the Current Report on Form 8-K of Brooks-PRI Automation, Inc.

-s- Ernst & Young LLP

Woodland Hills, California
August 15, 2002